Earnings Release & Supplemental Information

Second Quarter 2026

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Investor Relations | Marty McKenna | (312) 474-1300 | investorrelations@eqr.com

Equity Residential

Second Quarter 2026 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

July 22, 2026

Equity Residential Reports Second Quarter 2026 Results

Raises Full Year Operating Guidance

Chicago, IL – July 22, 2026 - Equity Residential (NYSE: EQR) today reported results for the quarter and six months ended June 30, 2026 and has posted a Q2 2026 Management Presentation to its website as referenced below.

Second Quarter 2026 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended June 30,
	2026	2025	$ Change	% Change
Earnings Per Share (EPS)	$0.30	$0.50	$(0.20)	(40.0%)
Funds from Operations (FFO) per share	$1.00	$0.98	$0.02	2.0%
Normalized FFO (NFFO) per share	$1.02	$0.99	$0.03	3.0%

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Earnings Per Share (EPS)	$0.54	$1.18	$(0.64)	(54.2%)
Funds from Operations (FFO) per share	$1.88	$1.92	$(0.04)	(2.1%)
Normalized FFO (NFFO) per share	$2.01	$1.94	$0.07	3.6%

Recent Highlights

•
On May 21, 2026, the Company and AvalonBay Communities, Inc. (NYSE: AVB) ("AvalonBay") announced a definitive agreement to combine in an all-stock merger of equals, creating one of the country's leading real estate companies with the differentiated scale, capabilities, and balance sheet strength to expand margins, accelerate growth, and redefine leadership in rental housing. The combined company will have a pro forma equity market capitalization of approximately $53 billion and a total enterprise value of approximately $71 billion, with more than 180,000 rental apartments.
•
For the second quarter of 2026 compared to the second quarter of 2025, same store revenues increased 1.9%, same store expenses increased 3.0% and same store Net Operating Income (NOI) increased 1.4%. Same store revenue growth is being driven by strong Physical Occupancy and better than anticipated Renewal Rate Achieved.
•
The Company raised the midpoint of its guidance range for same store revenues and NOI. The same store revenue improvement is primarily being driven by strong momentum in the San Francisco market along with improvements in Bad Debt, Net across the portfolio. These midpoints reflect what Equity Residential would expect to achieve if it operated as a standalone entity for the full year of 2026.
•
During the second quarter of 2026, the Company sold two properties, one in the Los Angeles market and one in the San Francisco market, consisting of 515 apartment units, for an aggregate sale price of approximately $164.0 million.

1

“We are pleased to increase our same store revenue and NOI annual guidance as a result of a solid demand environment characterized by occupancy and resident retention that remain at historically high levels. An increasingly supportive job market combined with declining levels of new supply in most of our markets sets the combined company up for great success," said Mark J. Parrell, Equity Residential’s President and CEO. “We are proud of the legacy we have created at Equity Residential and very excited about what the future holds for the combined company.”

Full Year 2026 Guidance

The Company has provided guidance for its full year 2026 same store operating performance as listed below:

	Revised	Previous	Change at Midpoint
Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.3%	96.4%	(0.1%)
Revenue change	2.1% to 2.7%	1.2% to 3.2%	0.2%
Expense change	3.0% to 4.0%	3.0% to 4.0%	0.0%
NOI change	1.5% to 2.1%	0.5% to 2.5%	0.3%

The above guidance is solely with respect to the Company's existing Same Store Properties, reflects what we would expect to achieve if we operated as a standalone entity for the full year of 2026.

The Company has withdrawn its EPS, FFO per share and Normalized FFO per share guidance (and related components of these measures such as interest expense) due to the pendency of the merger.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 29 through 34 of this release.

Results Per Share

The changes in EPS for the quarter and six months ended June 30, 2026 compared to the same periods of 2025 are due primarily to lower property sale gains, the various adjustment items listed on page 28 of this release and the items described below.

The per share changes in FFO for the quarter and six months ended June 30, 2026 compared to the same periods of 2025 are due primarily to the various adjustment items listed on page 28 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Second Quarter 2026 vs. Second Quarter 2025	June YTD 2026 vs. June YTD 2025
Residential same store NOI	$0.02	$0.04
Lease-Up NOI	0.01	0.03
2026 and 2025 transaction activity impact on NOI, net	(0.01)	(0.03)
Interest expense, net	(0.01)	(0.03)
Other items (primarily corporate overhead and share repurchase impacts) (1)	0.02	0.06
Net	$0.03	$0.07

(1)
Corporate overhead includes property management and general administrative expenses.

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Same Store Results

The following table shows the total same store results for the periods presented (includes Residential and Non-Residential).

	Second Quarter 2026 vs. Second Quarter 2025	Second Quarter 2026 vs. First Quarter 2026	June YTD 2026 vs. June YTD 2025
Apartment Units	78,612	82,242	78,385
Physical Occupancy	96.2% vs. 96.6%	96.2% vs. 96.4%	96.3% vs. 96.5%

Revenues	1.9%	0.8%	2.0%
Expenses	3.0%	(2.9%)	3.4%
NOI	1.4%	2.6%	1.4%

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Second Quarter 2026 vs. Second Quarter 2025	Second Quarter 2026 vs. First Quarter 2026	June YTD 2026 vs. June YTD 2025
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	1.8%	0.8%	1.7%
Leasing Concessions	(0.1%)	0.0%	(0.1%)
Vacancy gain (loss)	(0.3%)	(0.3%)	(0.1%)
Bad Debt, Net	0.2%	0.2%	0.2%
Other (1)	0.5%	0.3%	0.5%
Same Store Residential Revenues- current period	2.1%	1.0%	2.2%

(1)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 14 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 78,385 same store apartment units):

	July 2026 (1)	Q2 2026	Q1 2026	Q2 2025
Physical Occupancy	96.2%	96.2%	96.5%	96.6%
Percentage of Residents Renewing by month/quarter	59.0%	60.0%	61.8%	59.3%

New Lease Change	(0.1%)	(0.7%)	(2.8%)	(0.6%)
Renewal Rate Achieved	4.9%	5.2%	4.7%	5.1%
Blended Rate	3.0%	2.8%	1.5%	2.7%

(1)
July 2026 results are preliminary as of July 15th.

“Positive trends around both supply and demand continue to drive our operating performance during the primary leasing season and we continue to observe growing rents as we work our way through the summer,” said Michael Manelis, Equity Residential’s Chief Operating Officer. “We are well positioned to benefit from this demand as we grow our operating platform at the combined company and harness the opportunities that will come from our focus on innovation and serving our customer.”

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Investments Activity

The Company did not acquire any properties during the second quarter of 2026.

During the second quarter of 2026, the Company sold two properties, one in the Los Angeles market and one in the San Francisco market, consisting of 515 apartment units, for an aggregate sale price of approximately $164.0 million at a weighted average Disposition Yield of 5.3%. The operating properties sold during the quarter ended June 30, 2026 have an average age of 30 years.

During the second quarter of 2026, the Company completed a consolidated partially owned development project located in suburban Boston, consisting of 440 apartment units, for a total cost of approximately $232.2 million. During the second quarter of 2026, the Company also completed one unconsolidated partially owned development project in suburban Seattle, consisting of 369 apartment units, for a total cost of approximately $185.3 million.

Merger Update

On May 21, 2026, the Company and AvalonBay announced a definitive agreement to combine in an all-stock merger of equals, creating one of the country's leading real estate companies with the differentiated scale, capabilities, and balance sheet strength to expand margins, accelerate growth, and redefine leadership in rental housing. The combined company will have a pro forma equity market capitalization of approximately $53 billion and a total enterprise value of approximately $71 billion, with more than 180,000 rental apartments (data as of July 17, 2026).

On June 8, 2026, the combined company announced the expected executive leadership team, led by Benjamin W. Schall, who will serve as the President and CEO of the combined company.

Under the terms of the merger agreement, the combined company's board will consist of 14 trustees, including seven members of the current Equity Residential board and seven members of the current AvalonBay board. The following members of the Equity Residential board will serve on the combined company board as of the closing of the merger: David J. Neithercut, Angela M. Aman, Chris Carr, Mary Kay Haben, Ann C. Hoff, Nina P. Jones, and Stephen E. Sterrett. The following members of the AvalonBay board will serve on the combined company board as of the closing of the merger: Timothy J. Naughton, Benjamin W. Schall, Terry S. Brown, Conor C. Flynn, Christopher B. Howard, Charles E. Mueller Jr., and Susan Swanezy. Pursuant to the merger agreement, Mr. Sterrett will be appointed to serve as the Chairman of the combined company board.

On August 12, 2026, the Company will hold its special meeting of shareholders related to the proposed merger and AvalonBay will hold its special meeting of stockholders. For further information, please refer to the definitive joint proxy statement/prospectus filed by each of the Company and AvalonBay with the SEC on July 13, 2026.

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, owns and manages 312 rental properties consisting of 85,520 apartment units in dynamic metro areas across the U.S. with a primary concentration in major coastal markets, diversified by a targeted presence in the high-growth metro areas of Atlanta, Dallas/Austin and Denver. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on current expectations, estimates and projections about the industry and markets in which Equity Residential and AvalonBay operate, as well as beliefs and assumptions of Equity Residential and AvalonBay. Words such as “anticipate,” “become,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “outlook,” “plan,” “potential,” “possible,” “predict,” “project,” “target,” “seek,” “shall,” “should,” “will,” or “would,” including variations of such words and similar expressions, are intended to identify forward-looking statements. All statements that address operating performance, events or developments that Equity Residential or AvalonBay expects or anticipates will occur in the future are forward-looking statements, including statements relating to any possible transaction between Equity Residential and AvalonBay, multifamily market conditions, development, redevelopment, acquisition or disposition activity, general conditions in the geographic areas where Equity Residential and AvalonBay operate and Equity Residential’s and AvalonBay’s respective debt, capital structure and financial position. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, assumptions and other factors that are difficult to predict and may cause the actual results to differ materially from future results expressed or implied by such forward-looking statements.

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Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include but are not limited to: (i) the parties’ ability to complete the proposed transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to Equity Residential’s and AvalonBay’s ability to obtain the required respective shareholder or stockholder, as applicable, approval, and the parties’ ability to satisfy the other conditions to consummating the proposed transaction; (ii) the inability to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction; (iii) the risk that Equity Residential’s and AvalonBay’s businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (iv) significant transaction costs and/or unknown or inestimable liabilities; (v) potential litigation relating to the proposed transaction that could be instituted against Equity Residential, AvalonBay or their trustees, directors, managers or officers, including resulting expense or delay and the effects of any outcomes related thereto; (vi) the risk that disruptions from the proposed transaction, including diverting the attention of Equity Residential and AvalonBay management from ongoing business operations, will harm Equity Residential’s and AvalonBay’s businesses during the pendency of the proposed transaction or otherwise; (vii) certain restrictions during the pendency of the business combination that may impact Equity Residential’s and AvalonBay’s ability to pursue certain business opportunities or strategic transactions; (viii) the possibility that the business combination may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (ix) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances requiring Equity Residential or AvalonBay to pay a termination fee; (x) the effect of the announcement of the proposed transaction on the ability of Equity Residential and AvalonBay to operate their respective businesses and retain and hire key personnel, and to maintain favorable business relationships; (xi) risks related to the market value of Equity Residential common shares to be issued in the proposed transaction; (xii) other risks related to the completion of the proposed transaction and actions related thereto; (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the business combination or otherwise that could affect Equity Residential’s or AvalonBay’s financial performance; (xiv) other risks related to the completion of the proposed transaction and actions related thereto; (xv) legislative, regulatory and economic developments, including the level of new multifamily communities construction and development, government regulations and competition; (xvi) unpredictability and severity of local, regional, national and international economic, political and catastrophic climates, conditions and events, including but not limited to acts of terrorism, outbreaks of war or hostilities or pandemics, as well as management’s response to any of the aforementioned factors; (xvii) changes in global financial markets, interest rates and foreign currency exchange rates; (xviii) increased or unanticipated competition affecting Equity Residential’s and AvalonBay’s properties; (xix) risks associated with acquisitions, dispositions, development and redevelopment of properties; (xx) increased costs of labor and construction material; (xxi) maintenance of real estate investment trust status, tax structuring and changes in income tax laws and rates; (xxii) environmental uncertainties, including risks of natural disasters; (xxiii) those risks and uncertainties set forth in Equity Residential’s and AvalonBay’s Annual Reports on Form 10-K for the year ended December 31, 2025 under the headings “Forward-Looking Statements” and “Risk Factors,” as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by Equity Residential or AvalonBay, as the case may be, with the Securities and Exchange Commission (the “SEC”) from time to time, which are available via the SEC’s website at www.sec.gov; and (xxiv) those risks that are described in the Registration Statement and Definitive Joint Proxy Statement/Prospectus (each as defined below) that have been filed with the SEC in connection with the proposed transaction and are available from the sources indicated below. There can be no assurance that the proposed transaction will be completed, or if it is completed, that it will close within the anticipated time period. These factors should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. Forward-looking statements relate only to events as of the date on which the statements are made. Neither Equity Residential nor AvalonBay undertakes any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if Equity Residential’s and AvalonBay’s underlying assumptions prove to be incorrect, Equity Residential’s, AvalonBay’s and the combined company’s actual results may vary materially from what Equity Residential or AvalonBay may have expressed or implied by these forward-looking statements. Equity Residential and AvalonBay caution not to place undue reliance on any of Equity Residential’s or AvalonBay’s forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect Equity Residential or AvalonBay.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to, and shall not, constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

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Important Additional Information and Where to Find It

In connection with the proposed transaction between Equity Residential and AvalonBay, Equity Residential has filed with the SEC a registration statement on Form S-4 (File No. 333-297128) (the “Registration Statement”) which includes the joint proxy statement of Equity Residential and AvalonBay that also constitutes a prospectus of Equity Residential. The Registration Statement was declared effective on July 13, 2026, and each of Equity Residential and AvalonBay commenced mailing of the definitive joint proxy statement of AvalonBay and Equity Residential that also constitutes a prospectus of Equity Residential (the “Definitive Joint Proxy Statement/Prospectus”) to their respective shareholders or stockholders, as applicable, on or about July 13, 2026. Each of Equity Residential and AvalonBay may also file other relevant documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Registration Statement, Definitive Joint Proxy Statement/Prospectus or any other document that Equity Residential or AvalonBay (as applicable) have filed or may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF EQUITY RESIDENTIAL AND AVALONBAY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE REGISTRATION STATEMENT, THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Registration Statement and the Definitive Joint Proxy Statement/Prospectus and other documents filed with the SEC by Equity Residential and AvalonBay, which contain important information, through the website maintained by the SEC at www.sec.gov. The documents filed by Equity Residential with the SEC may be obtained free of charge by accessing “Filings – SEC Filings” in the “Investor” section of Equity Residential’s website at www.equityapartments.com, by writing to Equity Residential – Investor Relations, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, by telephone at 1-888-879-6356 or by email at investorrelations@eqr.com. The documents filed by AvalonBay with the SEC may be obtained free of charge by accessing the “Investors” section of AvalonBay’s website at www.avalonbay.com or by writing to AvalonBay, 4040 Wilson Blvd., Suite 1000, Arlington, Virginia 22203, Attention: Corporate Secretary (Legal Department) or by email at investor_relations@avalonbay.com.

Participants in the Solicitation

Equity Residential, AvalonBay, and certain of their respective trustees, directors and executive officers may be deemed to be participants in the solicitation of proxies from Equity Residential’s and AvalonBay’s shareholders or stockholders, as applicable, in respect of the proposed transaction. Information about the directors and executive officers of AvalonBay, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in AvalonBay’s proxy statement for its 2026 Annual Meeting of Stockholders under the headings “Director Nominees,” “Transactions with Related Persons, Promoters and Certain Control Persons,” “Director Compensation,” “Director Compensation Table,” “Compensation Discussion and Analysis,” “Executive Compensation Tables” and “Officers, Stock Ownership and Other Information,” which was filed with the SEC on April 6, 2026, and in AvalonBay’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 27, 2026. Information about the trustees and executive officers of Equity Residential, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Equity Residential’s proxy statement for its 2026 Annual Meeting of Shareholders under the headings “Biographical Information and Qualifications of Trustees,” “Biographical Information of Executives,” “Common Share Ownership of Trustees and Executives,” “Compensation Discussion and Analysis,” “Executive Compensation” and “Trustee Compensation,” which was filed with the SEC on April 14, 2026, and in Equity Residential’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 13, 2026. To the extent holdings of Equity Residential’s securities by its trustees or executive officers have changed since the amounts set forth in Equity Residential’s definitive proxy statement for its 2026 Annual Meeting of Shareholders or the holdings of AvalonBay’s securities by its directors or executive officers have changed since the amounts set forth in AvalonBay’s definitive proxy statement for its 2026 Annual Meeting of Stockholders, such changes have been or will be reflected on an Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5, in each case filed with the SEC and available on the SEC’s website at www.sec.gov. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Registration Statement, the Definitive Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors and security holders should read the Registration Statement and the Definitive Joint Proxy Statement/Prospectus carefully before making any voting or investment decisions. Investors may obtain free copies of these documents from Equity Residential or AvalonBay using the sources indicated above.

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In light of the Company's previously announced merger of equals with AvalonBay, the Company will not hold a conference call to discuss its second quarter 2026 financial results. The Company is providing a Management Presentation in the Investor section of the Company’s website at www.equityapartments.com.

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Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2026	2025	2026	2025
REVENUES
Rental income	$1,564,895	$1,529,637	$785,049	$768,827

EXPENSES
Property and maintenance	292,410	280,247	142,754	136,274
Real estate taxes and insurance	239,283	224,084	122,257	112,332
Property management	73,290	70,602	38,149	34,786
General and administrative	33,505	36,786	16,640	18,531
Depreciation	493,875	497,635	246,379	240,889
Total expenses	1,132,363	1,109,354	566,179	542,812

Net gain (loss) on sales of real estate properties	(16,776)	212,432	(16,744)	58,280
Interest and other income	15,192	3,821	12,954	2,129
Other expenses	(50,792)	(8,961)	(10,004)	(4,805)
Interest:
Expense incurred, net	(159,832)	(147,431)	(82,462)	(75,317)
Amortization of deferred financing costs	(4,290)	(4,247)	(2,145)	(2,103)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	216,034	475,897	120,469	204,199
Income and other tax (expense) benefit	(833)	(829)	(411)	(407)
Income (loss) from investments in unconsolidated entities	(4,360)	(11,407)	(2,318)	(4,996)
Net gain (loss) on sales of land parcels	—	(78)	—	(11)
Net income	210,841	463,583	117,740	198,785
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(4,454)	(12,328)	(2,501)	(5,226)
Partially Owned Properties	(2,173)	(2,307)	(1,104)	(1,203)
Net income attributable to controlling interests	204,214	448,948	114,135	192,356
Preferred distributions	(711)	(711)	(355)	(355)
Net income available to Common Shares	$203,503	$448,237	$113,780	$192,001

Earnings per share – basic:
Net income available to Common Shares	$0.54	$1.18	$0.30	$0.51
Weighted average Common Shares outstanding	374,907	379,359	374,179	379,508

Earnings per share – diluted:
Net income available to Common Shares	$0.54	$1.18	$0.30	$0.50
Weighted average Common Shares outstanding	384,528	391,345	383,878	391,498

Distributions declared per Common Share outstanding	$1.405	$1.385	$0.7025	$0.6925

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Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2026	2025	2026	2025
Net income	$210,841	$463,583	$117,740	$198,785
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(2,173)	(2,307)	(1,104)	(1,203)
Preferred distributions	(711)	(711)	(355)	(355)
Net income available to Common Shares and Units	207,957	460,565	116,281	197,227

Adjustments:
Depreciation	493,875	497,635	246,379	240,889
Depreciation – Non-real estate additions	(2,023)	(1,834)	(1,014)	(884)
Depreciation – Partially Owned Properties	(1,293)	(963)	(677)	(485)
Depreciation – Unconsolidated Properties	8,080	8,735	4,748	4,340
Net (gain) loss on sales of unconsolidated entities - operating assets	—	(138)	—	(174)
Net (gain) loss on sales of real estate properties	16,776	(212,432)	16,744	(58,280)
FFO available to Common Shares and Units	723,372	751,568	382,461	382,633

Adjustments (see note for additional detail):
Write-off of pursuit costs	1,610	2,048	656	727
Debt extinguishment and preferred share redemption (gains) losses	—	97	—	—
Non-operating asset (gains) losses	(10,960)	624	(11,376)	186
Other miscellaneous items	60,439	4,971	21,628	3,244
Normalized FFO available to Common Shares and Units	$774,461	$759,308	$393,369	$386,790

FFO	$724,083	$752,279	$382,816	$382,988
Preferred distributions	(711)	(711)	(355)	(355)
FFO available to Common Shares and Units	$723,372	$751,568	$382,461	$382,633
FFO per share and Unit – basic	$1.89	$1.93	$1.00	$0.98
FFO per share and Unit – diluted	$1.88	$1.92	$1.00	$0.98

Normalized FFO	$775,172	$760,019	$393,724	$387,145
Preferred distributions	(711)	(711)	(355)	(355)
Normalized FFO available to Common Shares and Units	$774,461	$759,308	$393,369	$386,790
Normalized FFO per share and Unit – basic	$2.02	$1.95	$1.03	$0.99
Normalized FFO per share and Unit – diluted	$2.01	$1.94	$1.02	$0.99

Weighted average Common Shares and Units outstanding – basic	383,109	389,779	382,406	389,837
Weighted average Common Shares and Units outstanding – diluted	384,528	391,345	383,878	391,498

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

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Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Land	$5,516,087	$5,563,407
Depreciable property	24,808,104	24,705,540
Projects under development	58,312	100,561
Land held for development	58,318	86,341
Investment in real estate	30,440,821	30,455,849
Accumulated depreciation	(11,453,919)	(11,016,900)
Investment in real estate, net	18,986,902	19,438,949
Investments in unconsolidated entities[1]	323,342	325,939
Cash and cash equivalents	36,405	55,904
Restricted deposits	106,975	102,950
Right-of-use assets	450,474	454,916
Other assets	371,479	367,365
Total assets	$20,275,577	$20,746,023

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,591,821	$1,589,904
Notes, net	6,002,002	5,998,458
Line of credit and commercial paper	667,846	586,648
Accounts payable and accrued expenses	120,197	109,165
Accrued interest payable	73,450	73,860
Lease liabilities	303,831	304,575
Other liabilities	277,286	324,616
Security deposits	83,076	82,155
Distributions payable	269,489	267,508
Total liabilities	9,388,998	9,336,889

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	189,941	176,289
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 343,100 shares issued and outstanding as of June 30, 2026 and December 31, 2025	17,155	17,155
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 374,893,890 shares issued and outstanding as of June 30, 2026 and 377,806,173 shares issued and outstanding as of December 31, 2025	3,749	3,778
Paid in capital	9,840,190	9,824,460
Retained earnings	651,138	1,193,931
Accumulated other comprehensive income (loss)	2,748	2,175
Total shareholders’ equity	10,514,980	11,041,499
Noncontrolling Interests:
Operating Partnership	182,816	192,135
Partially Owned Properties	(1,158)	(789)
Total Noncontrolling Interests	181,658	191,346
Total equity	10,696,638	11,232,845
Total liabilities and equity	$20,275,577	$20,746,023

1 Includes $257.0 million and $261.4 million in unconsolidated development and operating projects as of June 30, 2026 and December 31, 2025, respectively. See Partially Owned Properties and/or Development and Lease-Up Projects for additional detail on unconsolidated projects.

10

Equity Residential Portfolio Summary As of June 30, 2026

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Los Angeles	55	14,035	15.5%	$3,021
Orange County	12	3,718	4.8%	3,056
San Diego	10	2,225	3.1%	3,341
Subtotal – Southern California	77	19,978	23.4%	3,063

San Francisco	40	11,466	16.2%	3,641
Washington, D.C.	42	13,553	14.6%	2,881
New York	34	8,685	14.3%	4,942
Boston	26	7,348	11.3%	3,777
Seattle	39	8,420	9.6%	2,781
Atlanta	22	6,420	4.4%	1,949
Denver	16	4,678	3.6%	2,125
Dallas/Austin	16	4,972	2.6%	1,902
Total	312	85,520	100.0%	$3,138

	Properties	Apartment Units
Wholly Owned Properties	295	81,039
Partially Owned Properties – Consolidated	13	3,096
Partially Owned Properties – Unconsolidated	4	1,385
	312	85,520

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

2nd Quarter 2026 Earnings Release	11

Equity Residential

Portfolio Rollforward Q2 2026

($ in thousands)

	Properties	Apartment Units	Sales Price	Disposition Yield
3/31/2026	312	85,211
Dispositions:
Consolidated Rental Properties	(2)	(515)	$(164,000)	(5.3%)

Completed Developments – Consolidated	1	440
Completed Developments – Unconsolidated	1	369
Configuration Changes	—	15
6/30/2026	312	85,520

Portfolio Rollforward 2026

($ in thousands)

	Properties	Apartment Units	Sales Price	Disposition Yield
12/31/2025	312	85,190
Dispositions:
Consolidated Rental Properties	(2)	(515)	$(164,000)	(5.3%)

Completed Developments – Consolidated	1	440
Completed Developments – Unconsolidated	1	369
Configuration Changes	—	36
6/30/2026	312	85,520

2nd Quarter 2026 Earnings Release	12

Equity Residential

Second Quarter 2026 vs. Second Quarter 2025

Same Store Results/Statistics Including 78,612 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q2 2026	$749,417	$239,928	$509,489	$3,194	96.2%	11.7%
Q2 2025	$735,526	$232,943	$502,583	$3,117	96.6%	11.2%
Change	$13,891	$6,985	$6,906	$77	(0.4%)	0.5%

Change	1.9%	3.0%	1.4%	2.5%

Second Quarter 2026 vs. First Quarter 2026

Same Store Results/Statistics Including 82,242 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q2 2026	$771,406	$248,021	$523,385	$3,147	96.2%	11.8%
Q1 2026	$765,485	$255,443	$510,042	$3,108	96.4%	7.8%
Change	$5,921	$(7,422)	$13,343	$39	(0.2%)	4.0%

Change	0.8%	(2.9%)	2.6%	1.3%

June YTD 2026 vs. June YTD 2025

Same Store Results/Statistics Including 78,385 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
June YTD 2026	$1,490,275	$486,146	$1,004,129	$3,177	96.3%	19.5%
June YTD 2025	$1,460,433	$470,201	$990,232	$3,104	96.5%	19.2%
Change	$29,842	$15,945	$13,897	$73	(0.2%)	0.3%

Change	2.0%	3.4%	1.4%	2.4%

2nd Quarter 2026 Earnings Release	13

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Second Quarter 2026 vs. Second Quarter 2025		Second Quarter 2026 vs. First Quarter 2026		June YTD 2026 vs. June YTD 2025
	78,612 Same Store Apartment Units		82,242 Same Store Apartment Units		78,385 Same Store Apartment Units
	Q2 2026	Q2 2025	Q2 2026	Q1 2026	June YTD 2026	June YTD 2025
Same Store Residential Revenues (GAAP Basis)	$724,289	$709,406	$746,278	$738,936	$1,438,598	$1,407,583
Leasing Concessions amortized	6,924	6,165	7,701	7,723	13,680	11,690
Leasing Concessions granted	(6,797)	(5,968)	(7,609)	(6,147)	(12,140)	(12,680)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$724,416	$709,603	$746,370	$740,512	$1,440,138	$1,406,593

% change - GAAP revenue	2.1%		1.0%		2.2%

% change - cash revenue	2.1%		0.8%		2.4%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 78,385 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q2 2026	Q1 2026	Q4 2025	Q3 2025	Q2 2025
Same store revenues	$747,911	$742,364	$738,787	$738,882	$733,893
Same store expenses	239,427	246,719	232,838	237,592	232,376
Same store NOI	$508,484	$495,645	$505,949	$501,290	$501,517

2nd Quarter 2026 Earnings Release	14

Equity Residential Second Quarter 2026 vs. Second Quarter 2025 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q2 2026 % of Actual NOI	Q2 2026 Average Rental Rate	Q2 2026 Weighted Average Physical Occupancy %	Q2 2026 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	13,438	16.0%	$3,021	95.4%	11.4%	0.9%	4.6%	(0.8%)	1.3%	(0.4%)	0.6%
Orange County	3,718	5.1%	3,056	96.0%	9.3%	2.4%	6.5%	1.2%	2.9%	(0.5%)	(0.2%)
San Diego	2,225	3.3%	3,341	96.1%	11.6%	1.3%	7.7%	(0.4%)	2.1%	(0.7%)	0.6%
Subtotal – Southern California	19,381	24.4%	3,065	95.6%	11.0%	1.2%	5.2%	(0.3%)	1.7%	(0.4%)	0.4%

San Francisco	11,241	17.9%	3,634	97.7%	8.7%	7.0%	(2.7%)	11.0%	6.5%	0.5%	(1.5%)
Washington, D.C.	12,928	14.9%	2,907	95.7%	12.4%	0.8%	3.5%	(0.5%)	2.1%	(1.2%)	0.2%
New York	8,235	14.3%	4,992	97.4%	10.8%	3.8%	3.9%	3.7%	4.3%	(0.5%)	1.1%
Boston	6,908	10.7%	3,777	95.9%	12.4%	1.6%	5.8%	(0.1%)	2.4%	(0.9%)	1.2%
Seattle	8,050	9.0%	2,743	95.6%	13.6%	1.1%	4.1%	(0.1%)	2.1%	(0.8%)	2.0%
Denver	4,199	3.5%	2,146	97.0%	12.7%	(6.4%)	1.2%	(9.9%)	(7.7%)	1.2%	(0.8%)
Atlanta	4,126	3.1%	1,981	95.6%	14.1%	(0.3%)	4.0%	(2.6%)	(0.6%)	0.3%	0.9%
Dallas/Austin	3,544	2.2%	1,829	95.9%	14.3%	(1.3%)	(4.0%)	0.8%	(1.8%)	0.5%	1.7%

Total	78,612	100.0%	$3,194	96.2%	11.7%	2.1%	3.0%	1.7%	2.5%	(0.4%)	0.5%

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the six months ended June 30, 2026.

2nd Quarter 2026 Earnings Release	15

Equity Residential Second Quarter 2026 vs. First Quarter 2026 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q2 2026 % of Actual NOI	Q2 2026 Average Rental Rate	Q2 2026 Weighted Average Physical Occupancy %	Q2 2026 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	13,438	15.6%	$3,021	95.4%	11.4%	0.6%	(2.3%)	2.1%	0.9%	(0.3%)	2.8%
Orange County	3,718	5.0%	3,056	96.0%	9.3%	0.7%	0.5%	0.7%	0.5%	0.1%	1.4%
San Diego	2,225	3.3%	3,341	96.1%	11.6%	0.9%	3.6%	0.1%	0.8%	0.1%	2.8%
Subtotal – Southern California	19,381	23.9%	3,065	95.6%	11.0%	0.7%	(1.4%)	1.5%	0.9%	(0.2%)	2.5%

San Francisco	11,466	17.8%	3,641	97.7%	8.9%	2.1%	(8.0%)	6.3%	2.1%	0.0%	0.5%
Washington, D.C.	12,928	14.5%	2,907	95.7%	12.4%	0.3%	(3.4%)	2.1%	1.0%	(0.6%)	6.2%
New York	8,235	13.9%	4,992	97.4%	10.8%	1.0%	(1.2%)	2.7%	1.6%	(0.5%)	5.2%
Boston	6,908	10.4%	3,777	95.9%	12.4%	1.7%	(7.5%)	6.1%	1.6%	0.1%	5.5%
Seattle	8,050	8.7%	2,743	95.6%	13.6%	0.1%	1.2%	(0.3%)	0.7%	(0.5%)	4.6%
Atlanta	6,190	4.4%	1,956	95.6%	13.0%	1.4%	0.2%	2.0%	1.8%	(0.4%)	4.7%
Denver	4,469	3.6%	2,141	97.0%	13.1%	0.0%	(1.0%)	0.6%	(0.1%)	0.2%	4.0%
Dallas/Austin	4,615	2.8%	1,896	95.7%	15.2%	1.2%	0.2%	2.0%	0.7%	0.4%	5.6%

Total	82,242	100.0%	$3,147	96.2%	11.8%	1.0%	(2.8%)	2.9%	1.3%	(0.2%)	4.0%

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the six months ended June 30, 2026.

2nd Quarter 2026 Earnings Release	16

Equity Residential June YTD 2026 vs. June YTD 2025 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	June YTD 26 % of Actual NOI	June YTD 26 Average Rental Rate	June YTD 26 Weighted Average Physical Occupancy %	June YTD 26 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	13,438	16.1%	$3,007	95.5%	20.0%	0.8%	4.6%	(0.9%)	1.0%	(0.2%)	0.3%
Orange County	3,718	5.2%	3,048	96.0%	17.1%	2.2%	4.0%	1.7%	2.8%	(0.4%)	0.4%
San Diego	2,225	3.4%	3,327	96.0%	20.4%	1.3%	5.1%	0.3%	1.9%	(0.6%)	0.7%
Subtotal – Southern California	19,381	24.7%	3,052	95.7%	19.5%	1.2%	4.6%	(0.2%)	1.5%	(0.3%)	0.4%

San Francisco	11,241	17.7%	3,597	97.7%	17.1%	6.7%	(0.6%)	9.9%	6.0%	0.6%	(1.4%)
Washington, D.C.	12,928	14.9%	2,893	96.0%	18.6%	1.2%	4.1%	(0.1%)	2.4%	(1.1%)	0.3%
New York	8,235	14.3%	4,954	97.6%	16.5%	4.2%	3.1%	5.0%	4.3%	(0.1%)	0.6%
Boston	6,908	10.6%	3,748	95.9%	19.3%	1.6%	6.4%	(0.5%)	1.9%	(0.4%)	1.0%
Seattle	8,050	9.1%	2,733	95.8%	22.6%	1.6%	4.9%	0.2%	2.2%	(0.7%)	2.3%
Denver	3,972	3.4%	2,139	96.9%	21.9%	(6.1%)	2.4%	(10.0%)	(7.6%)	1.4%	(2.6%)
Atlanta	4,126	3.1%	1,963	95.9%	22.8%	(1.2%)	5.1%	(4.4%)	(1.6%)	0.4%	1.3%
Dallas/Austin	3,544	2.2%	1,819	95.8%	23.7%	(1.3%)	(3.8%)	0.6%	(1.9%)	0.6%	1.0%

Total	78,385	100.0%	$3,177	96.3%	19.5%	2.2%	3.3%	1.7%	2.4%	(0.2%)	0.3%

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the six months ended June 30, 2026.

2nd Quarter 2026 Earnings Release	17

Equity Residential

Second Quarter 2026 vs. Second Quarter 2025

Total Same Store Operating Expenses Including 78,612 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q2 2026	Q2 2025	$ Change	% Change	% of Q2 2026 Operating Expenses
Real estate taxes	$96,632	$95,437	$1,195	1.3%	40.3%
On-site payroll	45,024	43,655	1,369	3.1%	18.8%
Utilities	37,911	34,577	3,334	9.6%	15.8%
Repairs and maintenance	34,056	33,505	551	1.6%	14.2%
Insurance	9,880	9,500	380	4.0%	4.1%
Leasing and advertising	3,446	3,234	212	6.6%	1.4%
Other on-site operating expenses	12,979	13,035	(56)	(0.4%)	5.4%
Total Same Store Operating Expenses (2)	$239,928	$232,943	$6,985	3.0%	100.0%

June YTD 2026 vs. June YTD 2025

Total Same Store Operating Expenses Including 78,385 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	YTD 2026	YTD 2025	$ Change (1)	% Change	% of YTD 2026 Operating Expenses
Real estate taxes	$194,352	$190,359	$3,993	2.1%	40.0%
On-site payroll	89,279	87,801	1,478	1.7%	18.4%
Utilities	80,328	74,349	5,979	8.0%	16.5%
Repairs and maintenance	66,105	63,361	2,744	4.3%	13.6%
Insurance	19,768	18,964	804	4.2%	4.1%
Leasing and advertising	6,944	6,125	819	13.4%	1.4%
Other on-site operating expenses	29,370	29,242	128	0.4%	6.0%
Total Same Store Operating Expenses (2)	$486,146	$470,201	$15,945	3.4%	100.0%

(1)
The year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to escalation in rates and assessed values.

On-site payroll – Sub-inflationary growth due to the impact of various innovation initiatives and lower employee benefit costs.

Utilities – Increase primarily driven by higher costs for trash removal and higher commodity prices, particularly impacting electricity and gas.

Repairs and maintenance – Increase primarily driven by costs associated with the implementation of various resident technology initiatives (including bulk Wi-Fi programs), which is more than offset by a corresponding increase in same store revenues.

Insurance – Increase primarily driven by higher general liability premiums and property casualty losses, partially offset by lower property premiums.

Leasing and advertising – Increase primarily driven by higher interactive marketing/advertising costs, processing fees and certain one-time broker fee costs related to Non-Residential leasing activity.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2026 Earnings Release	18

Equity Residential

Debt Summary as of June 30, 2026

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,591,821	19.3%	3.72%	5.4
Unsecured	6,669,848	80.7%	3.79%	6.3
Total	$8,261,669	100.0%	3.78%	6.1
Fixed Rate Debt:
Secured – Conventional	$1,404,902	17.0%	3.86%	4.9
Unsecured – Public	6,002,002	72.7%	3.77%	7.0
Fixed Rate Debt	7,406,904	89.7%	3.79%	6.6
Floating Rate Debt:
Secured – Tax Exempt	186,919	2.3%	2.69%	9.0
Unsecured – Revolving Credit Facility	—	—	4.40%	4.4
Unsecured – Commercial Paper Program (2)	667,846	8.0%	3.96%	—
Floating Rate Debt	854,765	10.3%	3.70%	2.0
Total	$8,261,669	100.0%	3.78%	6.1
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At June 30, 2026, the weighted average maturity of commercial paper outstanding was 3 days. The weighted average amount outstanding for the six months ended June 30, 2026 was approximately $718.3 million.

Note: The Company capitalized interest of approximately $4.7 million and $6.7 million during the six months ended June 30, 2026 and 2025, respectively. The Company capitalized interest of approximately $2.1 million and $2.8 million during the quarters ended June 30, 2026 and 2025, respectively.

2nd Quarter 2026 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of June 30, 2026

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2026	$592,025	$675,400	(2)	$1,267,425	15.2%	3.58%	3.77%
2027	400,000	8,200		408,200	4.9%	3.25%	3.24%
2028	900,000	9,000		909,000	10.9%	3.79%	3.78%
2029	888,120	9,700		897,820	10.8%	3.30%	3.30%
2030	1,148,462	10,800		1,159,262	14.0%	2.53%	2.53%
2031	528,500	37,700		566,200	6.8%	1.94%	1.99%
2032	500,000	26,100		526,100	6.3%	4.95%	4.86%
2033	550,000	—		550,000	6.6%	5.22%	5.22%
2034	600,000	—		600,000	7.2%	4.65%	4.65%
2035	—	25,175		25,175	0.3%	—	2.10%
2036+	1,350,850	61,785		1,412,635	17.0%	4.39%	4.29%
Subtotal	7,457,957	863,860		8,321,817	100.0%	3.72%	3.71%
Deferred Financing Costs and Unamortized (Discount)	(51,053)	(9,095)		(60,148)	N/A	N/A	N/A
Total	$7,406,904	$854,765		$8,261,669	100.0%	3.72%	3.71%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $668.0 million in principal outstanding on the Company's Commercial Paper Program.

2nd Quarter 2026 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	June 30,	March 31,
	2026	2026
Debt to Adjusted Total Assets (not to exceed 60%)	27.7%	27.9%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.1%	6.1%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.60	5.60

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	470.6%	466.1%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	June 30,	March 31,
	2026	2026
Total debt to Normalized EBITDAre	4.32x	4.38x

Net debt to Normalized EBITDAre	4.28x	4.35x

Unencumbered NOI as a % of total NOI	90.0%	90.1%

Note: See Normalized EBITDAre Reconciliations for detail.

2nd Quarter 2026 Earnings Release	21

Equity Residential

Capital Structure as of June 30, 2026

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,591,821	19.3%
Unsecured Debt			6,669,848	80.7%
Total Debt			8,261,669	100.0%	24.0%
Common Shares (includes Restricted Shares)	374,893,890	97.6%
Units (includes OP Units and Restricted Units)	9,256,676	2.4%
Total Shares and Units	384,150,566	100.0%
Common Share Price at June 30, 2026	$67.93
			26,095,348	99.9%
Perpetual Preferred Equity (see below)			17,155	0.1%
Total Equity			26,112,503	100.0%	76.0%

Total Market Capitalization			$34,374,172		100.0%

Perpetual Preferred Equity as of June 30, 2026

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	343,100	$17,155	$4.145	$1,422

2nd Quarter 2026 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	June YTD 2026	June YTD 2025	Q2 2026	Q2 2025
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	374,907,157	379,358,806	374,179,472	379,507,960
Shares issuable from assumed conversion/vesting of:
- OP Units	8,201,488	10,419,769	8,227,020	10,329,375
- long-term compensation shares/units	1,419,248	1,566,550	1,471,377	1,660,359
Total Common Shares and Units - diluted	384,527,893	391,345,125	383,877,869	391,497,694

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	374,907,157	379,358,806	374,179,472	379,507,960
OP Units - basic	8,201,488	10,419,769	8,227,020	10,329,375
Total Common Shares and OP Units - basic	383,108,645	389,778,575	382,406,492	389,837,335
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,419,248	1,566,550	1,471,377	1,660,359
Total Common Shares and Units - diluted	384,527,893	391,345,125	383,877,869	391,497,694

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	374,893,890	379,980,440
Units (includes OP Units and Restricted Units)	9,256,676	11,606,272
Total Shares and Units	384,150,566	391,586,712

2nd Quarter 2026 Earnings Release	23

Equity Residential Partially Owned Properties as of June 30, 2026 (Amounts in thousands except for project/property and apartment unit amounts)

Partially Owned Properties	Weighted Average Ownership Percentage	Total Properties	Total Apartment Units	June YTD 26 NOI	June YTD 26 Interest Expense	Total Debt
CONSOLIDATED:
Projects Completed Not Stabilized (2)	95.0%	1	440	$1,537	$—	$—
Operating properties (stabilized)	85.9%	12	2,656	32,912	510	28,351
Total Partially Owned Properties - Consolidated		13	3,096	34,449	510	28,351

UNCONSOLIDATED:
Projects Under Development (1) (2)	95.0%	—	—	509	670	54,536
Projects Completed Not Stabilized (2)	95.0%	1	369	(173)	—	62,020
Operating properties (stabilized)	73.0%	3	1,016	10,972	5,250	212,216
Total Partially Owned Properties - Unconsolidated		4	1,385	11,308	5,920	328,772

Total Partially Owned Properties		17	4,481	$45,757	$6,430	$357,123

(1)
The Company is currently developing one property, which is expected to add 270 apartment units upon completion.
(2)
See Development and Lease-Up Projects for more information.

Note: Partially owned consolidated and unconsolidated amounts are presented at 100% of the project/property. This schedule only includes those projects/properties that are partially owned at June 30, 2026.

2nd Quarter 2026 Earnings Release	24

Equity Residential Development and Lease-Up Projects as of June 30, 2026 (Amounts in thousands except for project and apartment unit amounts)

							Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
173 Reservoir	Canton, GA	100%	240	$60,812	$20,605	$—	Q1 2026	Q3 2027	Q1 2028	Q4 2028	– / –
Continuum	Alpharetta, GA	100%	280	113,649	37,707	—	Q1 2026	Q3 2027	Q2 2028	Q4 2028	– / –
Projects Under Development - Consolidated			520	174,461	58,312	—

Projects Completed Not Stabilized:
The Basin	Wakefield, MA	95%	440	232,172	216,570	—	Q1 2024	Q3 2025	Q2 2026	Q2 2027	74% / 65%
Projects Completed Not Stabilized - Consolidated			440	232,172	216,570	—

UNCONSOLIDATED:
Projects Under Development:
Modera South Shore (2)	Marshfield, MA	95%	270	121,918	112,013	54,536	Q3 2024	Q3 2025	Q3 2026	Q2 2027	63% / 49%
Projects Under Development - Unconsolidated			270	121,918	112,013	54,536

Projects Completed Not Stabilized:
Modera Bridle Trails (2)	Kirkland, WA	95%	369	185,282	159,806	62,020	Q3 2024	Q2 2026	Q2 2026	Q1 2028	14% / 2%
Projects Completed Not Stabilized - Unconsolidated			369	185,282	159,806	62,020

Total Development Projects - Consolidated			960	406,633	274,882	—
Total Development Projects - Unconsolidated			639	307,200	271,819	116,556
Total Development Projects			1,599	$713,833	$546,701	$116,556

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	June YTD 26 NOI
Projects Under Development - Consolidated	$174,461	$—
Projects Completed Not Stabilized - Consolidated	232,172	1,537
Projects Under Development - Unconsolidated	121,918	509
Projects Completed Not Stabilized - Unconsolidated	185,282	(173)
	$713,833	$1,873

(1)
All unconsolidated projects are being partially funded with third party, project-specific construction loans, none of which are recourse to the Company.
(2)
Modera Bridle Trails is considered complete because all certificates of occupancy have been received. Though Modera South Shore has progressed further with development and lease-up, not all certificates of occupancy have yet been received for that project and thus it is still considered under development.

2nd Quarter 2026 Earnings Release	25

Equity Residential Residential Capital Expenditures to Real Estate For the Six Months Ended June 30, 2026 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties		Total Consolidated Properties	Same Store Avg. Per Apartment Unit

Total Consolidated Apartment Units	78,385		5,750		84,135

Recurring Capital Expenditures	$86,488		$8,078		$94,566	$1,103

NOI-Enhancing Expenditures:
Renovation Expenditures	41,712	(1)	3,672	(3)	45,384	532
Other (2)	11,863		2,469		14,332	152
Total NOI-Enhancing Expenditures	53,575		6,141		59,716	684

Total Capital Expenditures to Real Estate (4)	$140,063		$14,219		$154,282	$1,787

(1)
Renovation Expenditures on 1,393 same store apartment units for the six months ended June 30, 2026 approximated $30,000 per apartment unit renovated.
(2)
Includes sustainability, property-level technology and Accessory Dwelling Units (ADU) spend.
(3)
Includes expenditures for one property that has been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation is expected to continue through the fourth quarter of 2026 and is being paid for, in part, by funds from a replacement reserve account required by the ground lease arrangement.
(4)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

Note: Non-Residential Capital Expenditures to Real Estate were approximately $6.0 million for both Same Store Properties and Total Consolidated Properties.

2nd Quarter 2026 Earnings Release	26

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2026		2025
	June 30, 2026	March 31, 2026	Q2	Q1	Q4	Q3	Q2
Net income	$899,207	$980,252	$117,740	$93,101	$391,498	$296,868	$198,785
Interest expense incurred, net	319,199	312,054	82,462	77,370	79,226	80,141	75,317
Amortization of deferred financing costs	8,811	8,769	2,145	2,145	2,399	2,122	2,103
Amortization of above/below market lease intangibles	4,610	4,610	1,153	1,152	1,152	1,153	1,153
Depreciation	1,006,640	1,001,150	246,379	247,496	258,108	254,657	240,889
Income and other tax expense (benefit)	1,589	1,585	411	422	361	395	407
EBITDA	2,240,056	2,308,420	450,290	421,686	732,744	635,336	518,654

Net (gain) loss on sales of real estate properties	(397,180)	(472,204)	16,744	32	(271,271)	(142,685)	(58,280)
Net (gain) loss on sales of unconsolidated entities - operating assets	(2,643)	(2,817)	—	—	(2,643)	—	(174)
EBITDAre	1,840,233	1,833,399	467,034	421,718	458,830	492,651	460,200

Write-off of pursuit costs (other expenses)	7,297	7,368	656	954	1,613	4,074	727
(Income) loss from investments in unconsolidated entities - operations	13,871	16,723	2,318	2,009	5,563	3,981	5,170
Net (gain) loss on sales of unconsolidated entities - non-operating assets	640	640	—	33	607	—	—
Net (gain) loss on sales of land parcels	2	13	—	—	—	2	11
Realized (gain) loss on investment securities (interest and other income)	(10,114)	11	(10,116)	—	—	2	9
Unrealized (gain) loss on investment securities (interest and other income)	(25,640)	(25,399)	(241)	—	—	(25,399)	—
Insurance/litigation settlement or reserve income (interest and other income)	(281)	(382)	—	(281)	—	—	(101)
Insurance/litigation settlement or reserve expense (insurance and other expenses) (1)	93,940	83,583	13,506	36,627	17,950	25,857	3,149
Advocacy contributions (other expenses)	3,607	3,197	595	2,444	360	208	185
Merger transaction costs (other expenses)	5,129	—	5,129	—	—	—	—
Employment tax refund (interest and other income)	(16,867)	(16,867)	—	—	—	(16,867)	—
Other	(510)	52	(551)	21	—	20	11
Normalized EBITDAre	$1,911,307	$1,902,338	$478,330	$463,525	$484,923	$484,529	$469,361

Balance Sheet Items:	June 30, 2026	March 31, 2026
Total debt	$8,261,669	$8,339,506
Cash and cash equivalents	(36,405)	(34,677)
Mortgage principal reserves/sinking funds	(37,659)	(35,593)
Net debt	$8,187,605	$8,269,236

(1)
Insurance/litigation settlement or reserve expense includes reserves relating to various legal proceedings being defended by the Company and other insurance-related matters.

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities due to the immaterial size of the Company’s partially owned unconsolidated portfolio.

2nd Quarter 2026 Earnings Release	27

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Six Months Ended June 30,			Quarter Ended June 30,
	2026	2025	Variance	2026	2025	Variance

Impairment – non-operating real estate assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	1,610	2,048	(438)	656	727	(71)

Write-off of unamortized deferred financing costs (interest expense)	—	97	(97)	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	—	97	(97)	—	—	—

Net (gain) loss on sales of land parcels	—	78	(78)	—	11	(11)
(Income) loss from investments in unconsolidated entities ─ non-operating assets	(603)	497	(1,100)	(1,019)	166	(1,185)
Realized (gain) loss on investment securities (interest and other income)	(10,116)	49	(10,165)	(10,116)	9	(10,125)
Unrealized (gain) loss on investment securities (interest and other income)	(241)	—	(241)	(241)	—	(241)
Non-operating asset (gains) losses	(10,960)	624	(11,584)	(11,376)	186	(11,562)

Insurance/litigation settlement or reserve income (interest and other income)	(281)	(199)	(82)	—	(101)	101
Insurance/litigation settlement or reserve expense (insurance and other expenses) (1)	50,133	4,861	45,272	13,506	3,149	10,357
Advocacy contributions (other expenses)	3,039	398	2,641	595	185	410
Merger transaction costs (other expenses)	5,129	—	5,129	5,129	—	5,129
Merger financing costs (interest expense)	2,949	—	2,949	2,949	—	2,949
Other	(530)	(89)	(441)	(551)	11	(562)
Other miscellaneous items	60,439	4,971	55,468	21,628	3,244	18,384

Adjustments from FFO to Normalized FFO	$51,089	$7,740	$43,349	$10,908	$4,157	$6,751

(1)
Insurance/litigation settlement or reserve expense includes reserves relating to various legal proceedings being defended by the Company and other insurance-related matters.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2nd Quarter 2026 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 3.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Accessory Dwelling Units (ADU) – Includes costs to convert existing underutilized spaces of our properties into new apartment units.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability, property-level technology and ADU expenditures that are intended to increase revenues or decrease expenses.

Recurring – Capital expenditures necessary to help preserve the value of and maintain the functionality of our apartment properties.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.5 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures December 3, 2030. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.5 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

June 30, 2026
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(668,000)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,464)
Unsecured revolving credit facility availability	$1,828,536

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

2nd Quarter 2026 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 3.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 3.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $250-$600 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Six Months Ended June 30, 2026	Quarter Ended June 30, 2026
Net Gain (Loss) on Sales of Real Estate Properties	$(16,776)	$(16,744)
Accumulated Depreciation Gain	(55,199)	(55,199)
Economic Gain (Loss)	$(71,975)	$(71,943)

2nd Quarter 2026 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

2nd Quarter 2026 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual June	Actual June	Actual	Actual
	YTD 2026	YTD 2025	Q2 2026	Q2 2025
	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$0.54	$1.18	$0.30	$0.50
Depreciation expense	1.30	1.29	0.65	0.63
Net (gain) loss on sales	0.04	(0.55)	0.05	(0.15)
Impairment – operating real estate assets	—	—	—	—

FFO per share – Diluted	1.88	1.92	1.00	0.98

Adjustments (1):
Impairment – non-operating real estate assets	—	—	—	—
Write-off of pursuit costs	—	0.01	—	—
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—
Non-operating asset (gains) losses	(0.03)	—	(0.03)	—
Other miscellaneous items	0.16	0.01	0.05	0.01

Normalized FFO per share – Diluted	$2.01	$1.94	$1.02	$0.99

(1)
See Adjustments from FFO to Normalized FFO for additional detail.

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% Physical Occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of net income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results and further allocated between Residential same store and Non-Residential same store results (see Same Store Results):

	Six Months Ended June 30,		Quarter Ended June 30,
	2026	2025	2026	2025
Net income	$210,841	$463,583	$117,740	$198,785
Adjustments:
Property management	73,290	70,602	38,149	34,786
General and administrative	33,505	36,786	16,640	18,531
Depreciation	493,875	497,635	246,379	240,889
Net (gain) loss on sales of real estate properties	16,776	(212,432)	16,744	(58,280)
Interest and other income	(15,192)	(3,821)	(12,954)	(2,129)
Other expenses	50,792	8,961	10,004	4,805
Interest:
Expense incurred, net	159,832	147,431	82,462	75,317
Amortization of deferred financing costs	4,290	4,247	2,145	2,103
Income and other tax expense (benefit)	833	829	411	407
(Income) loss from investments in unconsolidated entities	4,360	11,407	2,318	4,996
Net (gain) loss on sales of land parcels	—	78	—	11
Total NOI	$1,033,202	$1,025,306	$520,038	$520,221

2nd Quarter 2026 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Six Months Ended June 30,		Quarter Ended June 30,
Rental income:	2026	2025	2026	2025
Residential same store	$1,438,598	$1,407,583	$724,289	$709,406
Non-Residential same store	51,677	52,850	25,128	26,120
Total same store	1,490,275	1,460,433	749,417	735,526
Non-same store/other	74,620	69,204	35,632	33,301
Total rental income	1,564,895	1,529,637	785,049	768,827
Operating expenses:
Residential same store	469,973	455,047	232,096	225,407
Non-Residential same store	16,173	15,154	7,832	7,536
Total same store	486,146	470,201	239,928	232,943
Non-same store/other	45,547	34,130	25,083	15,663
Total operating expenses	531,693	504,331	265,011	248,606
NOI:
Residential same store	968,625	952,536	492,193	483,999
Non-Residential same store	35,504	37,696	17,296	18,584
Total same store	1,004,129	990,232	509,489	502,583
Non-same store/other	29,073	35,074	10,549	17,638
Total NOI	$1,033,202	$1,025,306	$520,038	$520,221

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2025 and 2026, plus any properties in lease-up and not stabilized as of January 1, 2025. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

2nd Quarter 2026 Earnings Release	33

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2025, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Same Store Residential Revenues – Revenues from our Residential Same Store Properties only presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2026 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% Physical Occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units. Retention rate is the opposite of Turnover.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of June 30, 2026. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the six months ended June 30, 2026 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

2nd Quarter 2026 Earnings Release	34